Exhibit 99.1

DOLLAR TREE, INC. INCREASES
SHARE REPURCHASE AUTHORIZATION TO $2.5 BILLION

CHESAPEAKE, Va.--September 29, 2021--Dollar Tree, Inc. (NASDAQ: DLTR) today reported that its Board of Directors has increased the Company’s share repurchase authorization by $1.05 billion to an aggregate amount of $2.5 billion, including approximately $1.45 billion available for repurchases under the Board’s previous repurchase authorization approved on March 2, 2021.
“Delivering value to our customers and shareholders is our top priority. We are committed to a disciplined capital allocation strategy that balances returning capital to our shareholders and investing in our business for growth,” stated Michael Witynski, President and Chief Executive Officer. “In fiscal 2021, we have repurchased $950 million of shares. Over the past several years, we have paid down more than $4 billion in debt and returned to an investment grade rating. As a result, with the meaningful free cash flow from our business, we expect to maintain share repurchasing as an important part of our capital allocation strategy.”
The Board’s authorization permits the Company to make purchases of its Common Stock from time to time in the open market or through privately negotiated transactions, subject to market and other conditions, up to the aggregate amount authorized by the Board. The Board’s authorization has no expiration date.
About Dollar Tree, Inc.

Dollar Tree, a Fortune 200 Company, operated 15,865 stores across 48 states and five Canadian provinces as of July 31, 2021. Stores operate under the brands of Dollar Tree, Family Dollar, and Dollar Tree Canada. To learn more about the Company, visit www.DollarTree.com and www.FamilyDollar.com.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: Our press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they address future events, developments or results and do not relate strictly to historical facts. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements include, without limitation, statements preceded by, followed by or including words such as: “believe”, “anticipate”, “expect”, “intend”, “plan”, “view”, “target” or “estimate”, “may”, “will”, “should”, “predict”, “possible”, “potential”, “continue”, “strategy”, and similar expressions. For example, our forward-looking statements include statements regarding our plans and expectations concerning share repurchases, capital allocation and free cash flow from operations; and our other plans, objectives, expectations (financial and otherwise) and intentions. These statements are subject to risks and uncertainties. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in our Annual Report on Form 10-K filed March 16, 2021, our Form 10-Q for the most recently ended fiscal quarter and other filings we make from time to time with the Securities and Exchange Commission. We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree, Inc.
Randy Guiler, 757-321-5284
Vice President, Investor Relations
www.DollarTree.com
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